Exhibit 10.1

                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of March 7, 2005 is entered into by and between The Middleby Corporation, a Delaware corporation (the "Company"), Middleby Marshall Inc., a Delaware corporation ("MMI"), (collectively the "Employer"), and Timothy J. FitzGerald ("Employee").

                                 R E C I T A L S

          The Employer is a party to a severance agreement with Employee, dated March 1, 2004, (the "Prior Agreement") and a retention agreement with Employee, dated July 22, 2004, (the "Retention Agreement"), each of which is intended to be superceded by this Agreement.

          The Employer desires to continue and extend the term of employment of Employee as Vice President and Chief Financial Officer of the Company and as Vice President and Chief Financial Officer of MMI, and Employee desires to serve the Employer in such capacities, all on the terms and conditions hereinafter provided.

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee's employment by the Employer, the compensation to be paid Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Employment. The Employer agrees to employ Employee and Employee agrees to be employed by the Employer subject to the terms and provisions of this Agreement.

2. Term. The employment of Employee by Employer as provided in Section 1 will be for a period commencing on the date of this Agreement (the "Effective Date") and ending on March 1, 2010, unless sooner terminated as hereinafter provided.

3. Duties. Employee shall serve as Vice President and Chief Financial Officer of the Company and Vice President and Chief Financial Officer of MMI, or in such other executive capacities as the Board of Directors of the Company or MMI, as applicable, may designate and shall have such powers and duties as may be from time to time prescribed by the Board of Directors of the Company or MMI, as applicable. Employee shall devote substantially all of his time and effort as reasonably may be required for him to perform the duties and responsibilities to be performed by him under the terms of this Agreement.




4.   Compensation.

     (a) Base Salary. The Employer shall pay to Employee a base salary at a rate per annum of $250,000, payable in accordance with the normal payroll practices of Employer.

     (b) Incentive Compensation. Employee shall be eligible to participate in the Management Incentive Plan previously adopted by the Employer, subject to all terms and conditions thereof. Under such plan, if the Employer attains certain pre-established performance goals (attainment of such goals to be determined after taking into account any incentive compensation to be paid to Employee and any other participating employees under the Plan), Employee shall be entitled to receive (i) 80% of his Base Salary as in effect at the beginning of the fiscal year to which the award relates, and (ii) for each year, an additional $5,800 for each $120,000 by which the Employer's actual EBITDA exceeds the goal. The performance goals, which are based on the Employer's EBITDA, are set forth on Exhibit A hereto. The maximum bonus payable to Employee under the Management Incentive Plan shall be $600,000 and the Employer will modify the Management Incentive Plan accordingly. Notwithstanding the foregoing, the Employee's participation in the Management Incentive Plan with respect to fiscal year 2004 shall not be affected hereby and shall be governed by the terms of the Management Incentive Plan as in effect for Employee immediately prior to the date hereof.

     (c) Restricted Stock Grant. The Company shall cause Employee to be granted an aggregate of 50,000 shares of restricted stock of the Company pursuant to the 1998 Stock Incentive Plan (the "Restricted Stock"), under the terms and conditions set forth in the form of Restricted Stock Agreement attached hereto as Exhibit B.

5.   Termination.

     (a) Employee's employment hereunder may be terminated by Employer or by Employee at any time, or by the death of Employee. Such termination shall automatically terminate all of the Employer's obligations not theretofore accrued under this Agreement other than as specifically set forth in this Agreement or in any employee benefit plan, program or arrangement in which Employee participates. If the Employer terminates Employee's employment under this Agreement (as hereafter amended or extended) without "Cause," as defined below, or if employment is terminated due to Employee's death or disability, incentive compensation under the Management Incentive Plan for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under the Management Incentive Plan would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of April 1 or at the same time as incentive compensation under the Management Incentive Plan for such year is paid to those employees who are still employed by the Employer.

     (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) the Employer terminates Employee's employment under this Agreement (as hereafter amended or extended) without "Cause," as defined below, (for this purpose, not including termination due to Employee's death or disability) or (ii) Employee terminates his employment under this Agreement within the six-month period immediately following a "Change in Control" (as defined below), by providing written notice of such termination to the Employer, Employee shall be entitled to an amount equal to two (2) times the sum of (A) Employee's annual base salary for the full calendar year immediately prior to the date of the termination and (B) the greater of (x) the amount of Employee's incentive compensation under the Management Incentive Plan with respect to the full calendar year immediately prior to the date of the termination and (y) the average of Employee's incentive compensation under the Management Incentive Plan for each of the two calendar years immediately prior to the date of the termination, payable in one lump sum within thirty (30) days of the date of termination.

     (c) For purposes of this Section 5, the term "Cause" shall mean gross negligence, willful misconduct, breach of fiduciary duty involving personal profit, substance abuse, or commission of a felony.

     (d) For purposes of this Agreement, the term "Change in Control" shall mean an increase, on or after the date of this Agreement, in ownership to twenty percent (20%) or more of the outstanding voting securities of the Company held by any person or group of persons who are acting together for the purpose of acquiring, holding, voting or disposing of such voting securities; provided, however, that an increase in ownership to twenty (20%) or more of the outstanding voting securities of the Company held by Employee or group of persons which includes Employee who are acting together for the purpose of acquiring, holding, voting or disposing of such voting securities shall not constitute a Change in Control.

          Example 1: On April 16, 2004 individual A owns 2.42% of the total outstanding voting securities of Company. Thereafter, individual A commences a series of open market and private purchases, and on January 10, 2005 for the first time his holdings exceed 20% of the outstanding voting securities of the Company. A Change of Control occurs on January 10, 2005.

          Example 2: On a date subsequent to this Agreement individual B, who owned no voting securities of Company prior to the date of this Agreement, commences a series of open market and private purchases, and on January 11, 2005 for the first time his holdings exceed 20% of the outstanding voting securities of the Company. A Change of Control occurs on January 11, 2005.

     (e)  Parachute Payments

          (i) To the extent that any amount payable to Employee (hereunder or otherwise) alone or together with other compensation constitutes a "parachute payment" within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, (the "Code") that would result in some or all of the compensation owed being characterized as "excess parachute payments" (as defined by section 280G(b)(1) of the
                    Code), and would, therefore, be subject to an excise tax under section 4999 of the Code (the "Excise Tax"), the Employer shall pay to Employee, at the time specified below, that additional amount (the "Gross-Up Payment") necessary to reimburse Employee for the amount of any (i) Excise Tax,
                    (ii) federal, state and local income and employment taxes (including additional Excise Tax) payable with respect to the Gross-Up Payment, and (iii) interest, penalties or additions to tax payable by Employee with respect to the Excise Tax or the Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Employee's residence, and/or any other state or locality that may be applicable, in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

          (ii) The Gross-Up Payments provided for in Section 5(e)(i) above shall be made upon the earlier of (i) the payment to Employee of compensation in the nature of a parachute payment or (ii) the imposition upon Employee or payment by Employee of any Excise Tax.

          (iii) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under
                    Section 5(e)(i) above, Employee shall repay to the Employer within thirty (30) days of Employee's receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Employee, if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction). If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account under Section 5(e)(i) above (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make any additional Gross-Up Payment in respect of such excess within thirty (30) days of the Employer's receipt of notice of such final determination.

          (iv) Notwithstanding anything contained herein or in the Management Incentive Plan to the contrary, the amount of any payments made pursuant to this Section 5(e) shall be excluded from the calculation of EBITDA under the Management Incentive Plan for purposes of determining bonuses thereunder.

6. Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Employer in effect from time to time and shall be subject to all applicable employment and withholding taxes.

7. Successors. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, Employer and its successors and assigns. This Agreement shall inure to the benefit of Employee's heirs, legatees, legal representatives and assigns, but neither this Agreement nor any right or interest hereunder shall be assignable by Employee without Employer's prior written consent.

8. Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or
     (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope addressed to the address of the respective parties as follows:


To the Company: 1400 Toastmaster Drive
                Elgin, Illinois 60120
                Attention:  Chief Executive Officer

To MMI:         1400 Toastmaster Drive
                Elgin, Illinois 60120
                Attention: Chief Executive Officer

To Employee:    Timothy J. FitzGerald
                1400 Toastmaster Drive,
                Elgin, Illinois 60010

     or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above, provided that notices of changes of address shall only be effective upon receipt.

9. Modifications and Waivers. This Agreement may be modified or amended only by a written instrument executed by Employer and Employee. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

10. Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof, including but not limited to the Prior Agreement and the Retention Agreement, and constitutes the entire agreement of the parties hereto relating to the subject matter hereof. However, nothing in this Agreement is intended or shall be interpreted to reduce the rate or eliminate any portion of Employee's compensation or benefits in effect immediately prior to the date hereof.

11. Law Governing. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

12. Invalidity. The invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

13. Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of this Agreement.

14. Joint and Several. The liability hereunder of the Company and MMI shall be joint and several.

15. Other Agreements. Employer agrees to modify any and all agreements, plans and contracts as may be necessary to effectuate the terms of this Agreement; provided, however, that to the extent shareholder approval is required by applicable law or regulation to effectuate any such modification, such modification shall be subject to shareholder approval.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.

EMPLOYEE                                                THE MIDDLEBY CORPORATION

/s/ Timothy J. Fitzgerald                               By  /s/ Selim A. Bassoul
-------------------------                                   --------------------


                                                        MIDDLEBY MARSHALL INC.

                                                        By  /s/ Selim A. Bassoul
                                                            --------------------

                                    EXHIBIT A

                                  EBITDA Goals


The following are the EBITDA goals to be used for purpose of determining incentive compensation under the Management Incentive Plan as set forth in the Agreement to which this Exhibit is attached:

    Year           2005         2006          2007          2008         2009          2010         2011
-------------- ------------- ------------ ------------- ------------- ------------ ------------- ------------
EBITDA Goal*    48,985,685   54,863,967    61,447,643    68,821,360   77,079,923    86,329,515   96,689,057
-------------- ------------- ------------ ------------- ------------- ------------ ------------- ------------

*Notes Regarding EBITDA Goals

Calculation  of EBITDA.  EBITDA shall be  determined  in the  discretion  of the
Committee   administering  the  MICP  in  accordance  with  Generally   Accepted
Accounting Principles. However, EBITDA shall exclude foreign exchange gains/losses and non-cash equity compensation and shall take into account any and all bonuses and incentive compensation payable to Company employees, including incentive compensation payable to employees participating under the MICP for the applicable year. The Committee administering the MICP shall have the authority to make appropriate adjustments to EBITDA goals to reflect the impact of extraordinary items not reflected in such goals. For purposes of the MICP, extraordinary items shall include (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business (including but not limited to any costs allocated to the Company by any entity that acquires the Company), (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, (8) fees and expenses associated with a business transaction such as investment banking fees and/or legal, accounting or tax planning fees, and (9) such other items as may be pre-scribed by Section 162(m) of the Code and the treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

If actual EBITDA for any particular full year exceeds the goal for that year to the extent that it also exceeds the goal for the next following year, the EBITDA goal for such next following year shall be automatically increased to equal the actual EBITDA for such prior year. EBITDA goals for subsequent years do not automatically change. For example, if the actual EBITDA for 2005 is $60,000,000, then the EBITDA Goal for 2006 will automatically increase to $60,000,000; however, the EBITDA goals for 2007 through 2011 shall not automatically adjust at that time.